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As filed with the Securities and Exchange Commission on November 18, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SINOVAC BIOTECH LTD.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant's name into English)

Antigua, West Indies (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

No.39 Shangdi Xi Road,
Haidian District, Beijing 100085
People's Republic of China
Tel: +86-10-8289-0088
(Address and telephone number of registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
212-750-6474
(Name, address and telephone number of agent for service)

Copies to:

David T. Zhang, Esq.
Eugene Y. Lee, Esq.
Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
+852-2522-7886

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common shares, with no par value	10,000,000	US$8.37	US$83,700,000	US$4,671

(1)
Includes (i) common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) common shares that may be purchased by the underwriters pursuant to an over-allotment option. These common shares are not being registered for the purposes of sales outside of the United States.

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the common shares reported on the NASDAQ Global Market on November 17, 2009.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 Subject to Completion, dated                , 2009

PROSPECTUS

Common Shares

        We may offer and sell our common shares from time to time in one or more offerings. This prospectus provides you with a general description of the common shares we may offer. Our common shares are listed on the NASDAQ Global Market and trade under the symbol "SVA."

        Each time we sell our common shares, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

        We may offer our common shares directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is                , 2009.

ABOUT THIS PROSPECTUS

        You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

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  "Sinovac," "we," "us," "our company" and "our" refer to Sinovac Biotech Ltd., its predecessor entities and its consolidated subsidiaries;

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  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

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  "RMB" or "Renminbi" refers to the legal currency of China; and "$," "US$" or "U.S. dollars" refers to the legal currency of the United States; and

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  "shares" or "common shares" refers to our common shares, par value $0.001 per share.

        This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission using a "shelf" registration process. By using a shelf registration statement, we may sell any combination of our common shares from time to time and in one or more offerings. This prospectus only provides you with a summary description of our common shares. Each time we sell the common shares, we will provide a supplement to this prospectus that contains the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the common shares, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

        No representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the trustee as to the accuracy or completeness of the information included or incorporated by reference in this prospectus or any other information supplied in connection with the securities.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our Internet website is www.sinovac.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.

        We incorporate by reference the documents listed below:

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  Our annual report on Form 20-F for the fiscal year ended December 31, 2008 and the amendment thereto filed with the SEC on May 1, 2009 and August 20, 2009, respectively.

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  Our reports on Form 6-K filed with the SEC on August 27, 2009 (File No. 001-32371-091038415), August 27, 2009 (File No. 001-32371-091038439), August 27, 2009 (File No. 001-32371-091038477), August 27, 2009 (File No. 001-32371-091038497), August 27, 2009 (File No. 001-32371-091038528), August 27, 2009 (File No. 001-32371-091038532), August 27, 2009 (File No. 001-32371-091038553), August 27, 2009 (File No. 001-32371-091038573), September 28, 2009 (File No. 001-32371-091089391), September 28, 2009 (File No. 001-32371-091089396), September 28, 2009 (File No. 001-32371-091089401), September 28, 2009 (File No. 001-32371-091089407), September 28, 2009 (File No. 001-32371-091089413), September 28, 2009 (File No. 001-32371-091089423) and November 18, 2009 (File No. 001-32371-091191965).

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  The description of our common shares contained in the registration statement on Form 8-A (File No. 001-32371-091179800) filed with the SEC on November 13, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

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  With respect to each offering of the common shares under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2008, as amended, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Helen G. Yang
Manager of International Business Development
No.39 Shangdi Xi Road,
Haidian District, Beijing 100085
People's Republic of China
Tel: +86-10-8289-0088
Fax: +86-10-6296-6910
E-mail: yangg@sinovac.com

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," or similar expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements include, among other things, statements relating to:

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  our future financial performance and projected expenditures;

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  our ability to enter into future collaborations with pharmaceutical, biopharmaceutical and biotechnology companies and academic institutions or to obtain funding from government agencies;

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  our product research and development activities, including the timing and progress of our clinical trials and projected expenditures;

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  our ability to receive regulatory approvals to develop and commercialize our products;

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  our ability to increase our manufacturing capabilities for our products;

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  our projected markets and growth in markets;

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  our staffing needs;

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  our use of the proceeds from this offering; and

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  our plans for sales and marketing.

        We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

        Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk Factors" section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

        We are a fully integrated, profitable China-based biopharmaceutical company that focuses on the research, development, manufacturing and commercialization of vaccines that protect against human infectious diseases. Our portfolio of regulatory-approved products consists of vaccines against the hepatitis A, hepatitis B and influenza viruses. In 2002, we launched our first product, Healive, which was the first inactivated hepatitis A vaccine developed, produced and marketed in China. In 2005, we received regulatory approvals in China for the production of Bilive, a combination hepatitis A and B vaccine, and Anflu, a split virus influenza vaccine. In April 2008, we received regulatory approvals in China for the production of our whole viron pandemic influenza vaccine, which is approved for sale only to the Chinese national vaccine stockpiling program and will not be sold directly to the commercial market.

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  Healive.  In May 2002, we obtained final PRC regulatory approval for the production of Healive. Healive is the first inactivated hepatitis A vaccine developed in China. The hepatitis A virus, which is endemic in China and other developing countries, primarily impacts the liver by causing it to swell and preventing it from functioning properly. The disease is highly contagious and can be spread by close personal contact with someone carrying the virus, by consuming contaminated food prepared by someone with the disease or by drinking water that has been contaminated by hepatitis A. According to the World Health Organization ("WHO"), as no specific treatment exists for hepatitis A, prevention is the most effective approach against the disease and hepatitis A vaccination provides preexposure protection from hepatitis A virus infection, which is highly recommended by the WHO. Administered intramuscularly, Healive is available in different doses for use by both adults (1.0 ml dose) and children (0.5 ml dose). Our current manufacturing capacity for Healive is 10 million doses per year.

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  Bilive.  In June 2005, we obtained final PRC regulatory approval for the production of Bilive. Bilive is the first and currently the only combined inactivated hepatitis A and B vaccine developed and marketed in China. Bilive is a combination vaccine formulated with purified inactivated hepatitis A virus antigen, which we manufacture, and recombinant (yeast) hepatitis B surface antigen, which we source from a third-party supplier. We began selling this vaccine in July 2005. Similar to hepatitis A, hepatitis B is endemic in China, a major disease worldwide and a serious global public health issue. It is preventable with safe and effective vaccines that have been available since 1982. A substantial percentage of people infected with the hepatitis B virus carry chronic or lifelong infections. The chronically infected are at high risk of death from cirrhosis of the liver or liver cancer.

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  Anflu.  In October 2005, we received final PRC regulatory approval to produce our Anflu vaccine against influenza. We began marketing Anflu in January 2006. The primary influenza vaccine used worldwide is the split virus vaccine, which contains virus particles disrupted by detergent treatment. Our Anflu vaccine is an inactivated split influenza vaccine formulated from three split inactivated virus solutions. Anflu is produced with the virus strains recommended by the WHO each year.

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  Panflu.  In April 2008, Sinovac was granted a production license for Panflu by the China State Food and Drug Administration (SFDA). Panflu is the first and only approved vaccine available in China against the H5N1 influenza virus. Under the production license for Panflu granted by SFDA, the vaccine is solely approved for supply to the Chinese national vaccine stockpiling program and will not be sold directly to the commercial market.

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  Panflu.1.  In September 2009, Sinovac was granted a production license for Panflu.1 by the SFDA. Panflu.1 is the first approved vaccine in China against the influenza A H1N1 virus.

        We sold approximately 2.6 million, 5.1 million, 6.9 million and 5.0 million doses of Healive, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We sold approximately 55,000, 12,000, 255,000 and 708,000 doses of Bilive, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We sold approximately 77,000, 1.6 million, 1.5 million and 4.4 million doses of Anflu, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We started to sell Panflu in August 2009 and Panflu.1 in September 2009. We sold approximately 20,000 and 586,000 doses of Panflu and Panflu.1 in the first nine months of 2009.

        Our pipeline consists of vaccine candidates in the pre-clinical and clinical development phases in China, including human vaccines for the EV71, pneumococcal, haemophilus influenzae type b (Hib), meningitis, Japanese encephalitis and rabies currently in pre-clinical development, a vaccine for the SARS virus that has completed a Phase I clinical trial and a split viron vaccine for the H5N1 influenza virus that has completed a Phase II clinical trial. Our pipeline also includes a vaccine for rabies in animals that is currently in field trials.

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  EV71 virus.  Enterovirus 71, or EV71, causes hand, foot, and mouth disease, or HFMD, among children. HFMD is a common and usually mild childhood disease, but is associated with neurological disease in a small proportion of cases. There have been a number of outbreaks of EV71 HFMD in the Asia-Pacific region since 1997. Outbreaks have been reported in Malaysia (1997), Taiwan, China (1998, 2008), Australia (1999) and Singapore (2000) among other areas in the region. There is no specific treatment for enterovirus infections and no vaccine is currently available. In 2007, total reported cases were 83,344, among which 17 cases were fatal. According to a WHO report dated May 7, 2008, as of May 5, 2008, 4,496 cases of EV71 HFMD were reported among infants and young children in Fuyang City, Anhui Province, China, since the beginning of 2008, resulting in 22 deaths.

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  Pneumococcal Conjugate Vaccine.  Pneumococcal is a leading cause of serious illness in children and adults throughout the world. The disease is caused by a common bacterium, the pneumococcus, which can attack different parts of the human body. At least one million children die of pneumococcal disease every year, most of these being young children in developing countries. In the developed world, elderly persons carry the major disease burden. Currently, in China, the similar kind of product is only available from Wyeth. No local producer has the license to supply this vaccine.

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  Haemophilus Influenzae Type b (Hib).  Haemophilus influenzae type b (Hib) is a bacterium responsible for severe pneumonia, meningitis and other invasive diseases almost exclusively in children aged less than five years. It is transmitted through the respiratory tract from infected to susceptible individuals. The vaccine is now used in the routine immunization schedule of more than 100 countries and WHO recommends the use of Hib conjugate vaccines in all countries.

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  Meningitis.  Bacterial meningitis remains a serious threat to global health, accounting for an estimated annual 170,000 deaths worldwide. Even with antimicrobial therapy and the availability of sophisticated intensive care, case fatality rates remain at 5% to 10% in industrialized countries, and are even higher in the developing world. Between 10% to 20% of survivors develop permanent sequelae such as epilepsy, mental retardation or sensorineural deafness.

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  Japanese encephalitis.  The Japanese encephalitis, or JE, virus is a mosquito-borne virus that can infect the central nervous system in human beings and animals. We are in the pre-clinical stages of development for a new and potentially safer inactivated JE vaccine. We believe our production technology can increase manufacturing yield, simplify operations and stabilize cultivation conditions, all of which facilitate large-scale automated production. In 2008, we completed preclinical trials and prepared the application for clinical trials, which was filed with the SEDA in January 2009.

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  SARS.  The SARS epidemic claimed 774 lives worldwide in 2003. We believe we were the first company to complete a Phase I clinical trial of an inactivated SARS vaccine, which demonstrated no serious adverse reactions. We completed our Phase I clinical trial in December 2004. Phase II and Phase III trials will need to be carried out before the vaccine can be sold commercially. As the SARS epidemic has subsided, we currently are not proceeding with further clinical trials. However, should another outbreak occur in the future, we believe we can rapidly initiate Phase II and III trials.

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  Split viron pandemic influenza vaccine.  Our split viron pandemic influenza vaccine has been developed in conjunction with our whole viron pandemic influenza vaccine. Split viron vaccines are considered to have a better safety profile than whole viron vaccines. This product has been developed to address the needs of the elderly and young children, who may respond less positively to our whole viron pandemic influenza vaccine than to a split viron vaccine. Phase I and II clinical trials have been completed.

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  Rabies in humans.  Rabies is an infection of the central nervous system acquired through the bite of a rabid animal. The WHO recognizes rabies as the infectious disease with the highest fatality rate in humans, which is 100% when left untreated. Rabies is prevalent in China and the only preventative treatment against rabies in humans is vaccination. We are conducting pre-clinical trials of a human rabies vaccine, which are nearing completion.

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  Rabies in animals.  Animal vaccination can reduce the incidence of rabies in humans by reducing human contact with rabid animals. We have obtained approval from China's Ministry of Agriculture to conduct field trials of our internally developed inactivated animal rabies vaccine, which we recently initiated.

        Our common shares commenced trading on the OTC Bulletin Board on February 21, 2003 and then became listed on the American Stock Exchange, now the NYSE Amex, under the symbol "SVA" on December 8, 2004. Since November 16, 2009, our common shares have been listed on the NASDAQ Global Market under the symbol "SVA."

RISK FACTORS

        Please see the factors set forth under the heading "Item 3. Key Information—Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in Antigua and Barbuda. A majority of our directors and executive officers reside outside the United States and a substantial portion of the assets of our company and these persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon these persons within the United States or to enforce against us or these persons in US courts, judgments obtained in US courts, including judgments based on the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities based on the US federal securities laws. We have been advised by our Antigua and Barbuda legal adviser, Rhudd & Associates, that there is uncertainty as to whether the courts of Antigua and Barbuda would enforce judgments of United States courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws or in original actions brought in Antigua and Barbuda, liabilities against us or these persons predicated upon the United States federal and state securities laws. We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        A final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes or other similar charges, fines, other penalties or multiple damages, may be subject to enforcement proceedings as a debt in a court of Antigua and Barbuda under the common law doctrine of obligation. Among other things, in order for this type of judgment to be enforced in Antigua and Barbuda, it is necessary to demonstrate that the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied in Antigua and Barbuda and that the judgment is not contrary to public policy in Antigua and Barbuda, has not been obtained by fraud or in proceedings contrary to natural justice and was not based on error in Antigua and Barbuda law.

        We have been advised by East Associates Law Firm, our PRC legal adviser, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws or in original actions brought in the PRC, liabilities against us or these persons predicated upon the United States federal and state securities laws. East Associates Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. If there are no treaties or reciprocity arrangements between the PRC and a foreign jurisdiction where a judgment is rendered, according to PRC Civil Procedures Law, matters relating to the recognition and enforcement of the foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements with the United States or Antigua and Barbuda that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is generally difficult to enforce in the PRC a judgment rendered by a US or Antigua and Barbuda court.

DESCRIPTION OF COMMON SHARES

        We are an Antiguan company with limited liability, and our affairs are governed by our articles of incorporation and by-laws and the International Business Corporations Act. The following are summaries of material provisions of our articles of incorporation, by-laws and the International Business Corporations Act.

        As of the date of this prospectus, our authorized share capital consists of 100,000,000 common shares of par value US$0.001 each and 50,000,000 preferred shares. As of the date of this prospectus, 42,585,261 common shares were issued and outstanding and no preferred shares were issued and outstanding.

General

        All of our outstanding common shares are fully paid and non-assessable. The common shares are issued in registered form. Holders of common shares are entitled to receive share certificates. Our shareholders who are non-residents of Antigua may freely hold and vote their common shares.

Dividends

        The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the International Business Corporations Act.

Voting rights

        Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote.

        A quorum required for a meeting of shareholders consists of shareholders who hold at least a majority of our shares at the meeting present in person or by proxy. Shareholders' meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least five percent of our issued share capital. Advance notice of at least 21 days is required for the convening of our annual general meeting and other shareholders meetings.

        Unless the International Business Corporations Act otherwise requires, resolutions to be passed by the shareholders requires a simple majority vote. Certain important matters such as changes to our by-laws require a resolution passed by a vote of shareholders holding a majority of all the outstanding and issued shares.

Transfer of Common Shares

        Our shareholders may transfer common shares by endorsing the relevant share certificates, completing a share transfer form or by other proper evidence of succession, assignment or authority to transfer.

Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of common shares), assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Inspection of Books and Records

        Holders of our common shares will have no general right under Antigua law to inspect or obtain copies of our list of shareholders or our corporate records. They may, however, access such corporate information as is publicly available in the Companies Registry in St. John's, Antigua. We will also provide our shareholders with annual audited consolidated financial statements.

Changes in Capital

        We may from time to time by a resolution passed by a majority of the shares entitled to vote:

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  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution may prescribe;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

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  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

        We may reduce our share capital and any capital redemption reserve in any manner authorized by law by a resolution that is passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution.

Differences In Corporate Law

        The International Business Corporation Act is modeled after English law but does not follow many recent English law statutory enactments. In addition, the International Business Corporation Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the International Business Corporation Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        Antigua and Barbuda law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions for amalgamation that facilitate the consolidation of companies, provided that the arrangement is approved by a majority number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement may be, but is not required to be, sanctioned by the High Court of Antigua and Barbuda. While a dissenting shareholder has the right to express to the court his view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the dual majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the International Business Corporation Act.

        When a take-over offer is made and accepted (within four months) by holders of 90% of the shares affected, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the High Court of Antigua and Barbuda but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits

        We are not aware of any reported class action or derivative action having been brought in a court in Antigua and Barbuda. In principle, the company itself will normally be the proper claimant in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in Antigua and Barbuda, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Antigua and Barbuda law, a director of an Antigua and Barbuda company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of an Antigua and Barbuda company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in Antigua and Barbuda.

Shareholder Action by Written Consent

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Antigua and Barbuda law and our by-laws provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Antigua and Barbuda law and our by-laws allow our shareholders holding not less than five per cent of the paid up voting share capital of the Company to requisition a shareholder's meeting. We are obligated under our by-laws to call shareholders' annual general meetings.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Antigua and Barbuda law, our by-laws will not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our by-laws, directors can be removed by a majority vote of the shareholders.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a

Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Antigua and Barbuda law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Antigua and Barbuda law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the International Business Corporations Law, our company may be dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Antigua and Barbuda law and our by-laws, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Antigua and Barbuda law, our by-laws may only be amended with the vote of holders representing a majority of all our shares voting issued and outstanding or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

        Antigua and Barbuda law does not limit the extent to which a company's by-laws may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Antigua and Barbuda courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our by-laws permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from negligence or illegal action of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

        We have obtained directors and officers insurance providing indemnification for our directors for certain liabilities.

Anti-takeover Provisions in the By-laws

        Some provisions of our by-laws may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Antigua and Barbuda law, our directors may only exercise the rights and powers granted to them under our by-laws for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

        There are no limitations imposed by our by-laws on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our by-laws governing the ownership threshold above which shareholder ownership must be disclosed.

TAXATION

Antigua and Barbuda Taxation

        We and our securities holders, other than those resident in Antigua and Barbuda, are exempt from Antigua and Barbuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax. We are not subject to stamp or other similar duty on the issuance, transfer or redemption of our common shares. Under Section 276 of the International Business Corporations Act of Antigua and Barbuda, the tax exemption we and our securities holders currently enjoy will continue in effect for a period of 50 years from our date of incorporation, which is March 1, 1999. No reciprocal income tax treaty affecting us exists between Antigua and Barbuda and the United States.

United States Federal Income Taxation

        The following discussion describes the material US federal income tax consequences to US Holders (defined below) under present law of an investment in our common shares. This summary applies only to US Holders that hold our common shares as capital assets and have the US dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus and on US Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

  •
  banks;

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  insurance companies;

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  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  US expatriates;

  •
  traders that elect to mark to market;

  •
  tax-exempt entities;

  •
  persons liable for alternative minimum tax;

  •
  persons holding a common share as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  partnerships or other pass-through entities; or

  •
  persons holding our common shares through partnerships or other pass-through entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE US FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE ESTATE AND GIFT, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

        The discussion below of the US federal income tax consequences to "US Holders" will apply if you are a beneficial owner of our common shares and you are, for US federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate, the income of which is subject to US federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more US persons for all substantial decisions or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

        If a partnership (or other entity taxable as a partnership for US federal income tax purposes) is a beneficial owner of our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such partnership, you should consult your tax advisors.

Taxation of Dividends and Other Distributions on Our Common Shares

        Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to our common shares generally will be includible in your gross income in the year received as dividend income to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under US federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, such excess amount will be treated first as a tax-free return of your tax basis in your common shares, and then, to the extent such excess amount exceeds your tax basis, as capital gain. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other US corporations.

        With respect to certain non-corporate US Holders, including individual US Holders, for taxable years beginning before January 1, 2011, dividends may constitute "qualified dividend income" eligible to be taxed at the preferential rate applicable to capital gains (currently a maximum rate of 15 percent), provided that (1) our common shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, common shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Market, as our common shares are. If we are treated as a PRC tax resident enterprise under the new EIT law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. See "Taxation—PRC Taxation." You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our common shares.

        Dividends generally will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the US foreign tax credit limitation generally will be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares generally will constitute "passive category income" but could, in the case of certain US Holders, constitute "general category income."

        If PRC withholding taxes apply to dividends paid to you with respect to the common shares, subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For more information, see "Taxation—PRC Taxation." The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Taxation of Disposition of Our Common Shares

        Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a common share equal to the difference between the amount realized for the common share and your tax basis in the common share. Your tax basis in our common shares will generally equal the cost of such shares. The gain or loss generally will be capital gain or loss. If you are a non-corporate US Holder, including an individual US Holder, who has held the common share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as US source income or loss for foreign tax credit limitation purposes. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the common shares, a US Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. For more information, see "Taxation—PRC Taxation." You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

        Based on the market price of our common shares, the value of our assets, and the composition of our income and assets, we do not believe that we were a passive foreign investment company, or PFIC, for US federal income tax purposes for our taxable year ended December 31, 2008. In addition, we do not expect to be a PFIC for US federal income tax purposes for our current taxable year ending on December 31, 2009 or any future taxable year. However, our actual PFIC status for any taxable year will not be determinable until after the close of such taxable year, and, accordingly, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. No ruling from the Internal Revenue Service or opinion of counsel has been or will be sought with respect to our status as a PFIC.

        A non-US corporation will be a PFIC for any taxable year if either:

  •
  at least 75% of its gross income for such year is passive income, or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        For purposes of the PFIC rules, passive income includes, among other things, dividends, interest, royalties, rents, annuities, and net gains from certain commodity and foreign currency transactions, subject to certain exceptions. Passive income generally does not include rents and royalties derived from the active conduct of a trade or business (other than from a related person).

        We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

        We must make a separate determination after the close of each year as to whether we were a PFIC for that year. The composition of our income and assets will be affected by how, and how quickly, we use any cash we generate from our operations or raise in any offering. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our common shares, fluctuations in the market price of our common shares may cause us to become a PFIC for any year. If we are a PFIC for any year during which you hold our common shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold our common shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to our common shares. If such election is made, you will be deemed to have sold common shares you hold at their fair market value and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, your common shares with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a "mark-to-market" election as discussed below. In addition, a step-up in the tax basis of stock in a PFIC may not be available upon the death of an individual US Holder. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

  •
  the excess distribution or realized gain will be allocated ratably over your holding period for the common shares,

  •
  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

        If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion that the value of the common shares you own bears to the value of all of our common shares, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        Alternatively, a US Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted basis in such common shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us except that the preferential rates with respect to "qualified dividend income" would not apply.

        The mark-to-market election is available only for "marketable stock," which generally is defined as stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable US Treasury regulations. Our common shares are listed on the NASDAQ Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the common shares remain listed on the NASDAQ Global Market and are regularly traded, and you are a holder of common shares, we expect that the mark-to-market election would be available to you if we become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        In general, if a non-US corporation is a PFIC, as an alternative to the mark-to-market election, a holder of shares in that corporation may avoid taxation under the PFIC rules described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your common shares only if we furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

        If you hold common shares in any year in which we are treated as a PFIC with respect to you, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

        You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in our common shares.

Information Reporting and Backup Withholding

        Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the Internal Revenue Service and possible US backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a US Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. US Holders that are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

PRC Taxation

        Under the former PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any interest or dividends payable, or distributions made, by us to holders or beneficial owners of our common shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC tax.

        Under the new EIT law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose "de facto management body" is located in China are considered "resident enterprises" for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the new EIT law, "de facto management bodies" are defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. Substantially all of our management are currently based in China, and may remain in China in the future. If we were treated as a "resident enterprise" for PRC tax purposes, we would be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

        Under the new EIT law and its implementation regulations, dividends paid to a non-PRC investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC investor is considered to be a non-resident enterprise without any establishment or place of business within China or if the dividends paid have no connection with the non-PRC investor's establishment or place of business within China, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of common shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty.

        If we were considered a PRC "resident enterprise," it is possible that the dividends we pay with respect to our common shares, or the gain you may realize from the transfer of our common shares, would be treated as income derived from sources within China and be subject to the 10% PRC withholding tax.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

  •
  through agents;

  •
  to dealers or underwriters for resale;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement with respect to each series of securities may state or supplement the terms of the offering of the securities.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. The underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

 VALIDITY OF THE SECURITIES

        The validity of the common shares offered hereby will be passed upon for us by Rhudd & Associates.

EXPERTS

        The consolidated financial statements of Sinovac Biotech Ltd. (the "Company") appearing in its Annual Report on Form 20-F (as amended) for the year ended December 31, 2008, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of the Company's internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young LLP are located at Pacific Centre, 700 West Georgia Street, Vancouver, BC Canada, V7Y 1C7.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Antigua and Barbuda law does not limit the extent to which a company's articles of incorporation or by-laws may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Antigua and Barbuda courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of incorporation require us to indemnify, to the full extent permitted by law, our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from negligence or illegal action of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

        We have obtained directors and officers insurance providing indemnification for our directors for certain liabilities.

        Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

ITEM 9.    EXHIBITS

        See Exhibit Index beginning on page II-6 of this registration statement.

ITEM 10.    UNDERTAKINGS

(A)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to

  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on November 18, 2009.

SINOVAC BIOTECH LTD.
By:	/s/ Weidong Yin Name: Weidong Yin Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Mr. Weidong Yin as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 18, 2009.

Signature		Title

/s/ Weidong Yin Weidong Yin		Chairman and Chief Executive Officer (principal executive officer)
/s/ Jinling Qin Jinling Qin		Acting Chief Financial Officer (principal financial and accounting officer)
/s/ Xianping Wang Xianping Wang		Director
/s/ Simon Anderson Simon Anderson		Director
/s/ Yuk Lam Lo Yuk Lam Lo		Director
/s/ Chup Hung Mok Chup Hung Mok		Director
/s/ Kate Ledyard		Authorized U.S. Representative
Name:	Kate Ledyard
Title:	Manager
Law Debenture Corporate Services Inc.

INDEX TO EXHIBITS

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement
5.1		Opinion of Rhudd & Associates regarding the validity of the common shares and certain Antigua and Barbuda tax matters
8.1		Opinion of Latham & Watkins LLP regarding certain U.S. tax matters
8.2		Opinion of East Associates Law Firm regarding certain PRC tax matters
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of Rhudd & Associates (included in Exhibit 5.1)
23.3		Consent of East Associates Law Firm (included in Exhibit 8.2)
24.1		Powers of Attorney (included on signature page)

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.